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                                                                     EXHIBIT 2.7






                                     BETWEEN





                                SENTO CORPORATION
                                 of the one part


                                       AND


                    NORTHPOINT SOFTWARE VENTURES PTE LIMITED
                                of the other part







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                              CONSULTANCY AGREEMENT

--------------------------------------------------------------------------------







                                 Michael Osborne
                                 and Associates
                                    LAWYERS
                          Level 21, 1 O'Connell Street
                                 Sydney NSW 2000



--------------------------------------------------------------------------------

         Telephone: 02 9241 1211 Facsimile: 02 9221 8364 DX: 1113 SYDNEY
                 Email: mosbasso@ozemail.com.au   Ref: 985122


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THIS DEED dated September 30, 1998

BETWEEN: SENTO CORPORATION of 808 East Utah Valley Drive, American Fork, Utah, United States ("the Purchaser") of the one part

AND: NORTHPOINT SOFTWARE VENTURES PTE LIMITED of 50 Draycott Park, The Draycott, No 09-01 Singapore, 259396 ("the Consultant") of the other part.

WHEREAS:

A. The Vendor is the proprietor of a software house business known as "Functional Software" whose principal place of business is located at Suite 7, Delwyn Court, 643 Newcastle Street, Leederville in the State of Western Australia.

B. The Purchaser has agreed to purchase and the Vendor has agreed to sell certain assets of the business of the Vendor on the terms and conditions contained in the Transaction Documents.

C.             The Consultant is a director of the Vendor.

D. The Purchaser has requested the Consultant to provide consultancy services for the period of one year after the date of this Agreement.

E. The Consultant has agreed to provide the Consultancy Services on the terms and conditions contained in this Deed.

DEFINITIONS

1.1     In this Deed the following expressions have the following meanings:

        (a)   "Agreement" or "this Agreement" means this deed;

        (b) "Agreements for Services" means the Agreements of even date between Sento Australia and Michael Peter Selig and Alan Thomas Main for the provision of personal services to the Sento Australia;

        (c) "Business Assets Agreement" means the Agreement between the Vendor and Sento Australia for the sale to the Purchaser by the Vendor of the Business Assets.

        (d) "Business day" means any day which is not Saturday, Sunday or a public holiday;

        (e) "Completion Date" means the date of completion of this agreement which it is anticipated will be the same day as the making of this agreement;

        (f) "Gross Annual Revenue of the Business" has the same meaning as in the Intellectual Property Business Assets Agreement;


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        (g)   "Guarantee" means the Deed of even date between the Vendor, the
              Purchaser, Sento Australia and Michael Peter Selig and Alan Thomas Main whereby Selig and Main guarantee certain obligations of the Vendor;

        (h) "Intellectual Property Business Assets Agreement" means the agreement between the Vendor and the Purchaser for the sale to the Purchaser by the Vendor of the Intellectual Property Business Assets;

        (i) "Non-Compete Deeds" means the four Deeds between the Vendor, the Purchaser, Sento Australia, Michael Peter Selig, Alan Thomas Main and Howard Haythornthwaite, whereby the Vendor, Main, Selig and Haythornthwaite agree not to compete against the Purchaser and Sento Australia;

        (j) "Transaction Documents" means the Agreements for Services, the Intellectual Property Business Assets Agreement, the Business Assets Agreement, the Guarantee and the Non-Compete Deeds;

        (k) "Sento Australia" means Sento Australia Pty Limited (A.C.N. 074 678 774) of Level 6, 51 Rawson Street, Epping in the State of New South Wales;

        (l) "Stock" means unregistered shares of the Common Stock of the Purchaser;

        (m)   "Vendor" means Functional Software Pty Limited (A.C.N. 009 421
              194).

INTERPRETATION

1.2     (a)   Words expressed in the singular include the plural and vice versa.

        (b) Words expressed in one gender include the other genders, as is appropriate in the context.

        (c)   A reference to "person" includes a corporation.

        (d) This Agreement is governed and construed in accordance with the law of Western Australia.

        (e) If any provision contained in this Agreement is or becomes legally ineffective, under the general law or by force of legislation, the ineffective provision shall be severed from this Agreement which otherwise continues to be valid and operative.

        (f) Two or more parties to this Agreement who represent the same interest assume the liability to comply with their obligations under this Agreement jointly, and in addition each of them assumes those obligations severally.



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        (g)   If under the provisions of this Agreement or under any notice or demand anything is required to be done on a day which is not a Business day, the day or the last day for compliance is deemed to be the immediately following Business day.

        (h) Headings are for guidance only and shall not form part of this Agreement.

        (i)   Reference to "$" or "Dollars" is reference to Australian dollars.

2.      PROVISION OF CONSULTANCY AND CONSIDERATION

2.1 The Consultant shall provide such consultancy services as the Purchaser shall from time to time require for the period of twelve months after the date of this Agreement.

2.2 The Consultant shall make itself available to provide the consultancy services up to a maximum of ten hours per month.

2.3 On the Completion Date, the Purchaser shall pay to the Consultant a non-refundable consultancy fee as follows:-

        (a)   $67,500.00 by cash or unendorsed Bank cheque;

        (b)   $67,500.00 in Stock.

2.4 For the purposes of determining the value of the Stock pursuant to clause 2.3, the value shall be the closing selling price of the Stock in the United States on the NASDAQ Stock Market on the day being the date of this Agreement (or if no sales are made on that day - the next day on which a sale is made) less 10%. The conversion rate to be applied from US dollars to Australian dollars shall be the average of the purchase price and the selling price of US dollars as quoted by National Australia Bank Limited on the date of completion of this agreement.

2.5 Payment of the consultancy fee referred to in this clause 2 shall be conditional on all parties to the Transaction Documents entering into the Transaction Documents.

3.      FURTHER CONSIDERATION

3.1 In the event that after the date of this Agreement, further payments of consideration are made by the Purchaser to the Vendor pursuant to clause 4 of the Intellectual Property Business Assets Agreement then an additional amount shall be payable by the Purchaser to the Consultant in accordance with the terms of this clause 3.

3.2 During the twelve month period commencing on the first day of the month immediately following completion of the Intellectual Property Business Assets Agreement (called in this clause 3 "Year 1"):-




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        (a)   If the Gross Annual Revenue of the Business is less than
              $3,000,000.00 then no amount shall be payable by the Purchaser to the Consultant pursuant to this clause 3.2.

        (b) If the Gross Annual Revenue of the Business exceeds $3,000,000.00 then for every dollar of Gross Annual Revenue of the Business in excess of that amount the Consultant shall be paid $0.020237 provided that no additional amounts shall be payable by the Purchaser to the Consultant for the Gross Annual Revenue of the Business to the extent that it exceeds $6,000,000.00 except as provided in clause 3.4 and the parties acknowledge that it is their intention that the maximum payment by the Purchaser to the Consultant under this clause 3.2(b) shall be $60,711.00.

3.3 During the twelve month period commencing immediately after the end of Year 1 (called in this clause "Year 2"):-

        (a) If the Gross Annual Revenue of the Business is less than $4,500,000.00 then no amount shall be payable by the Purchaser to the Vendor pursuant to this clause 3.3.

        (b) If the Gross Annual Revenue of the Business exceeds $4,500,000.00 then for every dollar of Gross Annual Revenue of the Business in excess of that amount the Consultant shall be paid $0.015178 provided that no additional amounts shall be payable by the Purchaser to the Consultant for the Gross Annual Revenue of the Business to the extent that it exceeds $8,500,000.00 and the parties acknowledge that it is their intention that the maximum payment by the Purchaser to the Consultant under this clause shall be $60,712.00.

3.4. For the purpose only of calculating the Gross Annual Revenue of the Business for Year 2 and calculating the amount payable by the Purchaser to the Consultant pursuant to clause 3.3, the parties agree that if the Gross Annual Revenue of the Business in Year 1 exceeds $6,000,000.00 then the amount of such excess shall be added to the Gross Annual Revenue of the Business for Year 2 provided that nothing in this clause
        3.4 will impose on the Purchaser any liability to pay to the Consultant an amount in excess of the maximum payment referred to in clause 3.3 in the sum of $60,711.00.

3.5 In the event that the Purchaser is required to pay any amount to the Consultant pursuant to clause 3.2 then all of such payment shall be made by Stock in lieu of cash and for the purposes of determining the value of the Stock, the Stock will be the lower of:-

        (a) The average of the selling price of the Stock in the United States on the NASDAQ Stock Market for the preceding twelve months immediately prior to the last day of Year 1 less 10%; or



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        (b)   the lowest selling price of the Stock in the United States on the
              NASDAQ Exchange on the last day of Year 1 (or if no sales are made on that day the next day on which a sale is made) less 10%.

        The conversion rate to be applied from U.S. Dollars to Australian Dollars shall be the average of the purchase price and the selling price of U.S. Dollars as quoted by National Australia Bank Limited for the day being the last day of Year 1. The Consultant shall not, in the thirty days before the end of Year 1, sell any of its stock or seek to influence or cause any other person to sell that person's stock.

3.6 In the event the Purchaser is required to pay any amount to the Consultant pursuant to clause 3.3, then in respect of that payment, the Purchaser shall pay cash.

3.7 The Consultant agrees that the Consultant will not be able to dispute the Gross Annual Revenue of the Business for Year 1 or Year 2, which figure shall be that amount as is determined by the Purchaser and the Vendor pursuant to the Intellectual Property Business Assets Agreement (whether by agreement or pursuant to the dispute resolution mechanism contained in clause 4.13 of the Intellectual Property Business Assets Agreement) and which figure shall, as between the Consultant and the Purchaser, for the purposes of this Agreement be final and binding on both parties.

3.8 The transfer of Stock to the Consultant pursuant to clause 3.2 or the payment of cash pursuant to clause 3.3 shall be effected:-

        (a) For Year 1, on the same day as the Stock is due to be transferred to the Vendor pursuant to clause 4.8 of the Intellectual Property Business Assets Agreement;

        (b) for Year 2, on the same day as the cash due is to be paid to the Vendor pursuant to clause 4.8 of the Intellectual Property Business Assets Agreement.

4.      PAYMENTS CONDITIONAL

4.1 Any payment to the Consultant pursuant to clause 3 is conditional upon the parties to the Transaction Documents (excepting the Purchaser and Sento Australia) performing their obligations pursuant to the Transaction Documents.

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EXECUTED AS A DEED


THE COMMON SEAL of
SENTO AUSTRALIA PTY
LIMITED was hereunto affixed
in accordance with its Articles
of Association in the presence of:                 -----------------------------
                                                   Director


----------------------------------
Director/Secretary



SIGNED BY NORTHPOINT SOFTWARE VENTURES
PTE LIMITED